Exhibit 3.2

State Seal	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 8l, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number
20180071268-05
Filing Date and Time
02/14/2018 3:03 PM
Entity Number
E0613412014-0

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.  The name of the entity for which correction is being made:

AngioSoma, Inc.

2.  Description of the original document for which correction is being made:

Amendment to Certificate of Designation After Issuance of Class or Series

3. Filing date of the original document for which correction is being made:	05/16/2017

4.  Description of the inaccuracy or defect:

On Section 9(b), it references Series B as well Series E stock. Series E is the only one that should have been written.

5.  Correction of the inaccuracy or defect:

Section 9(b). No Shared Voting. The voting right of the record and beneficial owner and holder of the Series E Preferred Stock shall have the exclusive right to exercise the voting rights of the Series E Preferred Stock. A holder of Series E Preferred Stock shall not share, limit, assign, or grant any preference or veto to all or any part of the voting rights of the Series E Preferred Stock and any attempt to do so shall be null, void and of no further force or effect.

6.  Signature:

X /s/ Alex K. Blankenship	President	02/14/2018
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued, a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised 1-5-15